Exhibit 10.33

PRIVILEGED AND CONFIDENTIAL DRAFT

To:	[Name of Participant]
From:	Bob Giardina
Date:	December , 2012
Re:	2012 Bonus Payments

Congratulations! The Compensation Committee of the Board of Directors has preliminarily approved the bonuses under the Amended and Restated Town Sports International Holdings, Inc. 2006 Annual Performance Bonus Plan (the “Plan”) for 2012 and has approved the Company’s payment of a portion of the preliminary bonus amount in December 2012, subject to the conditions described in this letter agreement. The remaining portion (if any) of your earned bonus for 2012 will be paid after the Committee certifies the extent to which the performance goals have been attained in a manner consistent with the Plan. If you sign below, you will be paid 50% of your 2012 target bonus as currently forecasted.

However, if you are no longer employed by the Company for any reason on the date on which the remaining payments are made (or if no payment is due, the date of such certification by the Committee) , you will be required to repay to the Company the amount of the bonus previously paid within 5 days of your departure. In addition, if it is ultimately determined by the Compensation Committee that the Company’s performance goals or your individual performance goals were not satisfied in a manner that would have led to the payment of this preliminary bonus, you will be required to repay any excess amount paid within 5 days of being notified in writing. (Payments that are required to be repaid pursuant to this paragraph are referred to in this letter agreement as “overpayments”)

By signing below, you acknowledge and agree that (i) you understand the implications of receiving this payment in 2012, (ii) the Company may deduct, but only to the extent and in a manner permitted by applicable law, any overpayment from future wages owed to you and (iii) in the event that the Company incurs legal fees and costs in order to recoup any overpayments, you will be required to reimburse the Company for such amounts.

Please return this letter, signed, to Nitin Ajmera (nitin.ajmera@town-sports.com) no later than noon on Wednesday, December 26, 2012.

We thank you for your contributions in 2012 and look forward to another productive and successful year! Happy Holidays.

Acknowledged and Agreed

[Name of Participant]